UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii		96707
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Equipment Purchase & Sale Agreement with Saft Power Systems USA, Inc.

On March 19, 2008, Hoku Materials, Inc. ,or Hoku Materials, and Saft Power Systems USA, Inc., or Saft, entered into an Equipment Purchase & Sale Agreement for the purchase and sale of thyroboxes, earth fault detection systems, and related technical documentation and services, or the Agreement. Under the Agreement, Saft is obligated to manufacture and deliver the thyroboxes, earth fault detection systems, and related technical documentation and services, or the Deliverables, which are used as the power supplies for the polysilicon deposition reactors to be used in Hoku Materials’s planned 3,500 metric tons per year polysilicon production plant in Pocatello, Idaho. The total fees payable to Saft for all Deliverables under the Agreement is approximately $13 million, which is payable in four installments. Provided that Hoku Materials is current on all payments, Saft guarantees the shipment dates of the Deliverables in stages, beginning in September 2008, with the final Deliverables shipping in February 2009. Either party may terminate the Agreement if the other party is in material breach of the Agreement and has not cured such breach within 180 days after receipt of written notice of the breach, or if the other party is bankrupt, insolvent, or unable to pay its debts.

The Agreement will be filed with our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 25, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer